Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTOR RELATIONS CONTACT:
Tara Y. Harrison (434) 817-8587

VIRGINIA NATIONAL BANKSHARES CORPORATION

ANNOUNCES 2025 FIRST QUARTER EARNINGS AND

INCREASE IN QUARTERLY DIVIDEND

Charlottesville, VA – April 24, 2025 - Virginia National Bankshares Corporation (NASDAQ: VABK) (the “Company”) today reported quarterly net income of $4.5 million, or $0.83 per diluted share, for the quarter ended March 31, 2025, compared to $3.6 million, or $0.68 per diluted share, recognized for the quarter ended March 31, 2024.

The increase in first quarter net income year-over-year was primarily the result of increased net interest income, resulting from increased interest income from higher average loan balances compared to the prior period, combined with decreased interest expense, as we reduced our cost of funds associated with deposits as well as borrowings.

Dividend Declaration

On April 23, 2025, the Company's Board of Directors declared a quarterly cash dividend of $0.36 per share of common stock payable on May 30, 2025, to the holders of record at the close of business on May 15, 2025. The quarterly cash dividend represents an annual yield to shareholders of approximately 4.09% based on the closing price of the Company’s common stock on April 23, 2025 and an increase of 9.1% over the prior quarterly dividend of $0.33 per share.

President and Chief Executive Officer's comments: "The Bank reported a strong first quarter, producing net income of $4.5 million, a 23% increase over net income of $3.6 million posted a year ago," stated Glenn W. Rust, President and Chief Executive Officer. "Our focus on loan growth and reducing ongoing operating expenses during 2024 has positioned the Bank for a strong 2025. Our credit quality metrics and capital and liquidity positions continue to be solid and the increase in our quarterly dividend reflects our Board of Director's continuing commitment to provide a fair return to our shareholders."

Key Performance Indicators

First quarter 2025 compared to first quarter 2024

•
Return on average assets increased to 1.12% from 0.91%
•
Return on average equity increased to 11.05% from 9.57%
•
Net interest margin (FTE)1 improved to 3.28% from 2.93%
•
Loan-to-deposit ratio increased to 86.6% from 78.8%
•
Efficiency ratio (FTE)1 improved to 62.4% from 66.8%

March 31, 2025 Balance Sheet Highlights

•
The Company continued to experience loan growth in the first quarter of 2025, with gross loan balances increasing $6.5 million from year-end. Gross loans outstanding as of March 31, 2025 totaled $1.2 billion, an increase of $114.3 million, or 10.1% compared to March 31, 2024.
•
Deposit balances increased modestly since December 31, 2024, increasing $10.7 million, but more importantly, increased in the lower rate components of the deposit mix, furthering the effort to stabilize overall cost of funds.

_____________________________________________________________________

1 See "Reconciliation of Certain Quarterly Non-GAAP Financial Measures" at the end of this release.

•
Securities balances declined $79.0 million from March 31, 2024 to March 31, 2025; funds from the maturities of investments were repurposed to higher yielding assets in the form of loans.
•
The Company utilizes a third-party to offer multi-million-dollar FDIC insurance to customers with balances in excess of single-bank limits through reciprocal Insured Cash Sweep® (ICS) plans. Deposit balances held in ICS plans amounted to $177.6 million as of March 31, 2025, $166.6 million as of December 31, 2024 and $144.0 million as of March 31, 2024.
•
Outstanding borrowings from the FHLB remained flat at $20 million as of March 31, 2025, December 31, 2024 and March 31, 2024. As of March 31, 2025, the Company had unused borrowing facilities in place of approximately $206.3 million and held no brokered deposits.

Loans and Asset Quality

•
Credit performance remains strong with nonperforming assets as a percentage of total assets of 0.31% as of March 31, 2025 and 0.19% as of December 31, 2024 and March 31, 2024.
•
Nonperforming assets amounted to $5.0 million as of March 31, 2025, compared to $3.0 million as of December 31, 2024 and $3.1 million as of March 31, 2024;
o
Sixteen loans to fifteen borrowers are in non-accrual status, totaling $2.8 million, as of March 31, 2025, compared to $2.3 million as of December 31, 2024 and $2.2 million as of March 31, 2024.
o
Loans 90 days or more past due and still accruing interest amounted to $2.3 million as of March 31, 2025, compared to $754 thousand as of December 31, 2024 and $876 thousand as of March 31, 2024. The past due balance as of March 31, 2025 is comprised of two loans totaling $2.2 million which are 100% government-guaranteed, and eight student loans totaling $61 thousand.
o
The Company currently holds no other real estate owned.
•
The period-end Allowance for Credit Losses on Loans (“ACL”) as a percentage of total loans was 0.67% as of March 31, 2025, 0.68% as of December 31, 2024 and 0.73% as of March 31, 2024. The proportionate increase in government-guaranteed loans over the respective periods is the main driver of the decrease in the ACL as a percentage of total loans year-over-year. Balances in such loans are 100% government-guaranteed and do not require an ACL. In addition, the sequential quarter variance is partially due to declines in balances within loan pools that had higher loss rates.
•
The fair value mark that was allocated to the acquired loans was $21.3 million as of April 1, 2021, with a remaining balance of $6.2 million as of March 31, 2025.
•
For the three months ended March 31, 2025, the Company recorded a net recovery of provision for credit losses of $160 thousand, due primarily to declines in balances within loan pools that had higher loss rates; this recovery includes a $55 thousand recovery of provision for unfunded reserves, as a result of a decline in unfunded construction commitments.

Net Interest Income

•
Net interest income for the three months ended March 31, 2025 of $12.3 million increased $1.4 million, or 12.4%, compared to the three months ended March 31, 2024, as interest income earned on assets increased and interest expense on deposit accounts declined.
•
Net interest margin (FTE), (a non-GAAP financial measure)1, for the three months ended March 31, 2025 was 3.28%, compared to 2.93% for the three months ended March 31, 2024. The increase as compared to the first quarter of 2024 was the outcome of the higher yielding mix of interest earning assets and the decrease in cost of funds, both described below.
•
The Bank's yield on loans was 5.60% for the three months ended March 31, 2025, compared to 5.64% for the prior year same period. The accretion of the credit mark related to purchased loans positively impacted interest income by 14 bps in the first quarter of 2025, compared to 16 bps in the first quarter of 2024.
•
The overall cost of funds, including noninterest-bearing deposits, of 187 bps incurred in the three months ended March 31, 2025 decreased 24 bps from 211 bps in the same period in the prior year. Overall, the cost of interest-bearing deposits decreased period over period by 35 bps, from a cost of 273 bps to 238 bps. The cost of borrowings increased at a more modest level, increasing 19 bps from the first quarter of 2024 to the first quarter of 2025, from 4.64% to 4.83%.

__________________________________________________________________

1 See "Reconciliation of Certain Quarterly Non-GAAP Financial Measures" at the end of this release.

Noninterest Income

Noninterest income for the three months ended March 31, 2025 decreased $418 thousand, or 19.2%, compared to the three months ended March 31, 2024, as a gain on early redemption of debt of $379 thousand and Masonry wealth management fees of $190 thousand were recognized in the prior year first quarter and not repeated in 2025. The declines were partially offset by a gain on the sale of a branch building of $278 thousand.

Noninterest Expense

Noninterest expense for the three months ended March 31, 2025 remained flat, increasing a mere $6 thousand, or 0.07%, compared to the three months ended March 31, 2024. Decreased compensation expense of $216 thousand due to lower headcount was partially offset by increased legal fees of $165 thousand related to special projects and general inflationary increases in the costs of other services.

Income Taxes

The effective tax rates amounted to 16.7% and 15.5% for the three months ended March 31, 2025 and 2024, respectively. For each period, the effective income tax rate differed from the U.S. statutory rate of 21% due to the recognition of low-income housing tax credits and the effect of tax-exempt income from municipal bonds and income from bank owned life insurance policies. The effective tax rate for the prior year period was lower than the current year due to the application of prior period tax adjustments.

Book Value

Book value per share increased to $30.93 as of March 31, 2025, compared to $28.31 as of March 31, 2024, and tangible book value per share (a non-GAAP financial measure)1 was $28.84 as of March 31, 2025 compared to $25.99 as of March 31, 2024. These values increased as net retained income increased and the impact of intangible assets declined due to the ongoing amortization of the Company's core deposit intangible asset.

Dividends Paid in First Quarter

Cash dividends of $1.8 million, or $0.33 per share, were declared and paid during the first quarter of 2025. The remaining 60% of net income was retained.

_____________________________________________________________________

1 See "Reconciliation of Certain Quarterly Non-GAAP Financial Measures" at the end of this release.

About Virginia National Bankshares Corporation

Virginia National Bankshares Corporation, headquartered in Charlottesville, Virginia, is the bank holding company for Virginia National Bank. The Bank has seven banking offices throughout Fauquier and Prince William counties, four banking offices in Charlottesville and Albemarle County (including one limited-service banking facility), and banking offices in Winchester and Richmond, Virginia. The Bank offers a full range of banking and related financial services to meet the needs of individuals, businesses and charitable organizations, including the fiduciary services of VNB Trust and Estate Services. The Company’s common stock trades on the Nasdaq Capital Market under the symbol “VABK.” Additional information on the Company is also available at www.vnbcorp.com.

Non-GAAP Financial Measures

The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles (“GAAP”) and prevailing practices in the banking industry. However, management uses certain non-GAAP measures to supplement the evaluation of the Company’s performance. Management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for, or more important than, operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of GAAP to non-GAAP measures are included at the end of this release.

Forward-Looking Statements; Other Information

Certain statements in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, statements with respect to the Company’s operations, performance, future strategy and goals, and are often characterized by use of qualified words such as “expect,” “believe,” “estimate,” “project,” “anticipate,” “intend,” “will,” “should,” or words of similar meaning or other statements concerning the opinions or judgement of the Company and its management about future events. While Company management believes such statements to be reasonable, future events and predictions are subject to circumstances that are not within the control of the Company and its management. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, without limitation, the effects of and changes in: inflation, interest rates, market and monetary fluctuations; liquidity and capital requirements; market disruptions including pandemics or significant health hazards, severe weather conditions, natural disasters, terrorist activities, financial crises, political crises, war and other military conflicts or other major events, the governmental and societal responses thereto, or the prospect of these events; changes, particularly declines, in general economic and market conditions in the local economies in which the Company operates, including the effects of declines in real estate values; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; the impact of changes in laws, regulations and guidance related to financial services including, but not limited to, taxes, banking, securities and insurance; changes in accounting principles, policies and guidelines; the financial condition of the Company’s borrowers; the Company's ability to attract, hire, train and retain qualified employees; an increase in unemployment levels; competitive pressures on loan and deposit pricing and demand; fluctuation in asset quality; assumptions that underlie the Company’s ACL; the value of securities held in the Company's investment portfolio; performance of assets under management; cybersecurity threats or attacks and the development and maintenance of reliable electronic systems; changes in technology and their impact on the marketing of new products and services and the acceptance of these products and services by new and existing customers; the willingness of customers to substitute competitors’ products and services for the Company’s products and services; the risks and uncertainties described from time to time in the Company’s press releases and filings with the SEC; and the Company’s performance in managing the risks involved in any of the foregoing. Many of these factors and additional risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and other reports filed from time to time by the Company with the Securities and Exchange Commission. These statements speak only as of the date made, and the Company does not undertake to update any forward-looking statements to reflect changes or events that may occur after this release.

VIRGINIA NATIONAL BANKSHARES CORPORATION

CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except per share data)

	March 31, 2025	December 31, 2024*
	(Unaudited)
ASSETS
Cash and due from banks	$16,574	$5,311
Interest-bearing deposits in other banks	9,658	11,792
Federal funds sold	3,341	-
Securities:
Available for sale (AFS), at fair value	262,923	263,537
Restricted securities, at cost	6,172	6,193
Total securities	269,095	269,730
Loans, net of deferred fees and costs	1,242,498	1,235,969
Allowance for credit losses	(8,328)	(8,455)
Loans, net	1,234,170	1,227,514
Premises and equipment, net	12,479	15,383
Bank owned life insurance	40,352	40,059
Goodwill	7,768	7,768
Core deposit intangible, net	3,497	3,792
Right of use asset, net	5,179	5,551
Deferred tax asset, net	14,469	15,407
Accrued interest receivable and other assets	17,443	14,519
Total assets	$1,634,025	$1,616,826
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Demand deposits:
Noninterest-bearing	$379,059	$374,079
Interest-bearing	283,704	303,405
Money market and savings deposit accounts	472,952	437,619
Certificates of deposit and other time deposits	298,498	308,443
Total deposits	1,434,213	1,423,546
Federal funds purchased	-	236
Borrowings	20,000	20,000
Junior subordinated debt, net	3,518	3,506
Lease liability	5,026	5,389
Accrued interest payable and other liabilities	4,487	3,847
Total liabilities	1,467,244	1,456,524
Commitments and contingent liabilities
Shareholders' equity:
Preferred stock, $2.50 par value	-	-
Common stock, $2.50 par value	13,296	13,263
Capital surplus	106,609	106,394
Retained earnings	85,217	82,507
Accumulated other comprehensive loss	(38,341)	(41,862)
Total shareholders' equity	166,781	160,302
Total liabilities and shareholders' equity	$1,634,025	$1,616,826

Common shares outstanding	5,391,979	5,370,912
Common shares authorized	10,000,000	10,000,000
Preferred shares outstanding	-	-
Preferred shares authorized	2,000,000	2,000,000

* Derived from audited consolidated financial statements

VIRGINIA NATIONAL BANKSHARES CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share data)

(Unaudited)

	For the three months ended
	March 31, 2025	March 31, 2024
Interest and dividend income:
Loans, including fees	$17,033	$15,661
Federal funds sold	184	239
Other interest-bearing deposits	43	57
Investment securities:
Taxable	1,309	2,159
Tax exempt	323	326
Dividends	115	118
Total interest and dividend income	19,007	18,560

Interest expense:
Demand deposits	69	71
Money market and savings deposits	3,003	2,922
Certificates and other time deposits	3,054	4,050
Borrowings	509	486
Federal funds purchased	7	7
Junior subordinated debt	70	88
Total interest expense	6,712	7,624
Net interest income	12,295	10,936
Recovery of credit losses	(160)	(22)
Net interest income after recovery of credit losses	12,455	10,958

Noninterest income:
Wealth management fees	229	426
Deposit account fees	307	387
Debit/credit card and ATM fees	370	488
Bank owned life insurance income	293	275
Gains on sales of assets, net	278	39
Gain on early redemption of debt	-	379
Losses on sales of AFS, net	-	(4)
Other	283	188
Total noninterest income	1,760	2,178

Noninterest expense:
Salaries and employee benefits	3,936	4,152
Net occupancy	1,016	972
Equipment	186	171
Bank franchise tax	339	340
Computer software	256	208
Data processing	735	739
FDIC deposit insurance assessment	145	195
Marketing, advertising and promotion	254	248
Professional fees	256	252
Legal fees	237	71
Core deposit intangible amortization	295	343
Other	1,170	1,128
Total noninterest expense	8,825	8,819
Income before income taxes	5,390	4,317
Provision for income taxes	901	671
Net income	$4,489	$3,646

Net income per common share, basic	$0.83	$0.68
Net income per common share, diluted	$0.83	$0.68
Weighted average common shares outstanding, basic	5,378,871	5,366,890
Weighted average common shares outstanding, diluted	5,402,936	5,380,081

VIRGINIA NATIONAL BANKSHARES CORPORATION

FINANCIAL HIGHLIGHTS

(dollars in thousands, except share and per share data)

(Unaudited)

	At or For the Three Months Ended
	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Common Share Data:
Net income	$4,489	$4,561	$4,600	$4,159	$3,646
Net income per weighted average share, basic	$0.83	$0.85	$0.86	$0.77	$0.68
Net income per weighted average share, diluted	$0.83	$0.85	$0.85	$0.77	$0.68
Weighted average shares outstanding, basic	5,378,871	5,370,912	5,370,912	5,377,055	5,366,890
Weighted average shares outstanding, diluted	5,402,936	5,407,489	5,396,936	5,385,770	5,380,081
Actual shares outstanding	5,391,979	5,370,912	5,370,912	5,370,912	5,390,388
Tangible book value per share at period end [5]	$28.84	$27.70	$28.68	$26.43	$25.99
Key Ratios:
Return on average assets [1]	1.12%	1.12%	1.15%	1.05%	0.91%
Return on average equity [1]	11.05%	10.98%	11.44%	11.07%	9.57%
Net interest margin (FTE) 1, [2]	3.28%	3.21%	3.24%	3.04%	2.93%
Efficiency ratio (FTE) [3]	62.4%	60.2%	58.6%	62.7%	66.8%
Loan-to-deposit ratio	86.6%	86.8%	88.1%	84.3%	78.8%
Net Interest Income:
Net interest income	$12,295	$12,235	$12,024	$11,181	$10,936
Net interest income (FTE) [2]	$12,381	$12,321	$12,111	$11,268	$11,023
Company Capital Ratios:
Tier 1 leverage ratio	11.83%	11.34%	11.81%	11.47%	11.24%
Total risk-based capital ratio	18.92%	18.77%	18.88%	18.64%	18.49%
Assets and Asset Quality:
Average earning assets	$1,529,575	$1,526,464	$1,487,182	$1,491,821	$1,513,924
Average gross loans	$1,233,520	$1,218,460	$1,181,447	$1,144,350	$1,117,570
Fair value mark on acquired loans	$6,242	$6,785	$7,301	$8,237	$8,811

Allowance for credit losses on loans:
Beginning of period	$8,455	$8,523	$8,028	$8,289	$8,395
Provision for (recovery of) credit losses	(105)	(208)	(3)	(518)	11
Charge-offs	(70)	(127)	(272)	(208)	(184)
Recoveries	48	267	770	465	67
Net recoveries (charge-offs)	(22)	140	498	257	(117)
End of period	$8,328	$8,455	$8,523	$8,028	$8,289

Non-accrual loans	$2,764	$2,267	$2,113	$2,365	$2,178
Loans 90 days or more past due and still accruing	2,274	754	3,214	1,596	876
Total nonperforming assets (NPA) [4]	$5,038	$3,021	$5,327	$3,961	$3,054

NPA as a % of total assets	0.31%	0.19%	0.33%	0.25%	0.19%
NPA as a % of gross loans	0.41%	0.24%	0.44%	0.34%	0.27%
ACL to gross loans	0.67%	0.68%	0.70%	0.69%	0.73%
Non-accruing loans to gross loans	0.22%	0.18%	0.17%	0.20%	0.19%
Net charge-offs (recoveries) to average loans [1]	0.01%	-0.05%	-0.17%	-0.09%	0.04%

1 Ratio is computed on an annualized basis.

2 The net interest margin and net interest income are reported on a fully tax-equivalent basis (FTE) basis, using a Federal income tax rate of 21%. This is a non-GAAP financial measure. Refer to the Reconciliation of Certain Non-GAAP Financial (FTE) Measures at the end of this release.

3 The efficiency ratio (FTE) is computed as a percentage of noninterest expense divided by the sum of net interest income (FTE) and noninterest income. This is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information should not be viewed as a substitute for GAAP. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate them differently. Refer to the Reconciliation of Certain Non-GAAP Financial (FTE) Measures at the end of this release.

4 The Bank held no other real estate owned during any of the periods presented.

5 This is a non-GAAP financial measure. Refer to the Reconciliation of Certain Non-GAAP Financial (FTE) Measures at the end of this release.

VIRGINIA NATIONAL BANKSHARES CORPORATION

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

(dollars in thousands)

(Unaudited)

	For the three months ended
	March 31, 2025			March 31, 2024
		Interest			Interest
	Average	Income/	Average	Average	Income/	Average
	Balance	Expense	Yield/Cost	Balance	Expense	Yield/Cost
ASSETS
Interest Earning Assets:
Securities:
Taxable Securities and Dividends	$205,705	$1,424	2.77%	$303,736	$2,277	3.00%
Tax Exempt Securities [1]	65,780	409	2.49%	66,589	413	2.48%
Total Securities [1]	271,485	1,833	2.70%	370,325	2,690	2.91%
Loans:
Real Estate	946,762	13,386	5.73%	905,485	12,543	5.57%
Commercial	253,559	3,091	4.94%	174,377	2,424	5.59%
Consumer	33,199	556	6.79%	37,708	694	7.40%
Total Loans	1,233,520	17,033	5.60%	1,117,570	15,661	5.64%
Federal funds sold	16,876	184	4.42%	17,624	239	5.45%
Other interest-bearing deposits	7,694	43	2.27%	8,405	57	2.73%
Total Earning Assets	1,529,575	19,093	5.06%	1,513,924	18,647	4.95%
Less: Allowance for Credit Losses	(8,494)			(8,413)
Total Non-Earning Assets	108,278			109,862
Total Assets	$1,629,359			$1,615,373

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest Bearing Liabilities:
Interest Bearing Deposits:
Interest Checking	$274,777	$69	0.10%	$282,825	$71	0.10%
Money Market and Savings Deposits	464,405	3,003	2.62%	411,973	2,922	2.85%
Time Deposits	306,331	3,054	4.04%	341,083	4,050	4.78%
Total Interest-Bearing Deposits	1,045,513	6,126	2.38%	1,035,881	7,043	2.73%
Borrowings	42,765	509	4.83%	42,154	486	4.64%
Federal funds purchased	558	7	5.09%	495	7	5.69%
Junior subordinated debt	3,511	70	8.09%	3,465	88	10.21%
Total Interest-Bearing Liabilities	1,092,347	6,712	2.49%	1,081,995	7,624	2.83%
Non-Interest-Bearing Liabilities:
Demand deposits	362,354			368,535
Other liabilities	9,872			11,537
Total Liabilities	1,464,573			1,462,067
Shareholders' Equity	164,786			153,306
Total Liabilities & Shareholders' Equity	$1,629,359			$1,615,373
Net Interest Income (FTE)		$12,381			$11,023
Interest Rate Spread [2]			2.57%			2.12%
Cost of Funds			1.87%			2.11%
Interest Expense as a Percentage of Average Earning Assets			1.78%			2.03%
Net Interest Margin (FTE) [3,4]			3.28%			2.93%

1 Tax-exempt income for investment securities has been adjusted to a fully tax-equivalent basis (FTE), using a Federal income tax rate of 21%.

Refer to the Reconcilement of Non-GAAP Measures table at the end of this release.

2 Interest spread is the average yield earned on earning assets less the average rate paid on interest-bearing liabilities.

3 Net interest margin (FTE) is net interest income expressed as a percentage of average earning assets.

4 Ratio is computed on an annualized basis.

VIRGINIA NATIONAL BANKSHARES CORPORATION

RECONCILIATION OF CERTAIN QUARTERLY NON-GAAP FINANCIAL MEASURES

(dollars in thousands, except per share data)

(Unaudited)

	For the Three Months Ended
	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Fully tax-equivalent measures
Net interest income	$12,295	$12,235	$12,024	$11,181	$10,936
Fully tax-equivalent adjustment	86	86	87	87	87
Net interest income (FTE) [1]	$12,381	$12,321	$12,111	$11,268	$11,023

Efficiency ratio [2]	62.8%	60.6%	58.9%	63.1%	67.2%
Fully tax-equivalent adjustment	-0.4%	-0.4%	-0.3%	-0.4%	-0.4%
Efficiency ratio (FTE) [3]	62.4%	60.2%	58.6%	62.7%	66.8%

Net interest margin	3.26%	3.19%	3.22%	3.01%	2.91%
Fully tax-equivalent adjustment	0.02%	0.02%	0.02%	0.03%	0.02%
Net interest margin (FTE) [1]	3.28%	3.21%	3.24%	3.04%	2.93%

	As of
	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Other financial measures
Book value per share	$30.93	$29.85	$30.89	$28.70	$28.31
Impact of intangible assets [4]	(2.09)	(2.15)	(2.21)	(2.27)	(2.32)
Tangible book value per share (non-GAAP)	$28.84	$27.70	$28.68	$26.43	$25.99

1 FTE calculations use a Federal income tax rate of 21%.

2 The efficiency ratio, GAAP basis, is computed by dividing noninterest expense by the sum of net interest income and noninterest income.

3 The efficiency ratio, FTE, is computed by dividing noninterest expense by the sum of net interest income (FTE) and noninterest income.

4 Intangible assets include goodwill and core deposit intangible assets, net of accumulated amortization, for all periods presented.